EXHIBIT 5.1

May 8, 2015

TRC Companies, Inc.
21 Griffin Road North
Windsor, Connecticut 06095

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

I hereby give my opinion with respect to the issuance by TRC Companies, Inc., a Delaware corporation (the “Registrant”) of an aggregate of 1,500,000 shares (the “Shares”) of its Common Stock, par value $.10 per share, which may be issued pursuant to the Registrant's Amended and Restated 2007 Equity Incentive Plan (the “Plan”) as set out and described in the Registrant's Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”).

As General Counsel of the Company, I am familiar with the Plan, the corporate actions taken with respect thereto, the Restated Certificate of Incorporation and the Bylaws of the Company. I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents and corporate and public records as I deemed necessary as a basis for the opinion hereinafter expressed. With respect to such, I have assumed the genuineness of all signatures appearing on all documents, and the conformity to the originals of all documents as conformed or reproduced copies.

Based upon the foregoing, it is my opinion that the Shares issuable under the Plan will be, when issued as contemplated by the terms of the Plan, duly and validly issued and fully paid and nonassessable. I hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not hereby concede that I come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder. I am the beneficial owner of 158,026 shares of the Company's common stock.

Very truly yours,
/S/ Martin H. Dodd

Martin H. Dodd